Exhibit 10.1
[FIRST SECURITY BANK LOGO]                               Commercial Credit and
                                                            Security Agreement
                                File Name   Gentner Communications Corporation
                                      Customer/Note No.  0023791 - 9001 & 9002




     THIS COMMERCIAL CREDIT AND SECURITY AGREEMENT, dated as of the 24th day of October, 1996, is entered between Gentner Communications Corporation (the "Borrower") and First Security Bank, N.A. ("First Security").



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     Borrower has requested First Security to extend credits to Borrower for certain purposes, and First Security is willing to make loans on the terms and conditions of this Agreement. Therefore, the parties agree as follows:

     SECTION 1. DEFINITIONS. The following definitions shall apply to the credit facilities:

     1.1 "Accounts" shall have the meaning as defined in the Borrowing Base Schedule to Commercial Credit and Security Agreement.

     1.2 "Accounts Commitment" shall mean First Security's commitment to advance up to a maximum of Two Million Dollars ($2,000,000.00) in support of Borrower's Accounts.

     1.3 "Advance" shall mean an advance by First Security to or for the account of the Borrower under the Loan.

     1.4 "Agreement" shall mean this Commercial Credit and Security Agreement together with all the attached Schedules identified in Section 8.10, together with any and all amendments, modifications, extensions, or substitutions to the same.

     1.5 "Borrowing Base" shall have the meaning ascribed to it in the Borrowing Base Schedule to this Agreement.

     1.6 "Collateral" shall mean all the Inventory, Receivables and General Intangibles referred to and described in the Inventory and Receivables Schedule to Commercial Credit and Security Agreement to which First Security is given a security interest pursuant to the Loan Documentation.

     1.7 "Commitment" shall mean First Security's commitment under Section 2 of this Agreement, subject to the terms and conditions of this Agreement, to make Advances to Borrower under the Accounts Commitment and under the Inventory Commitment.

     1.8 "Eligible Accounts" shall mean only those Accounts of Borrower which are eligible to be included within the Borrowing Base and which is more fully defined in the Borrowing Base Schedule to this Agreement.

     1.9 "Eligible Inventory" shall mean only that Inventory of Borrower which is eligible to be included within the Borrowing Base and which is more fully defined in the Borrowing Base Schedule to this Agreement.

     1.10 "First Security's Prime Rate" is its announced rate of interest used as a reference point from which it may calculate the cost of credit to customers. It is subject to change from time to time. First Security may make loans bearing interest above, at, or below its Prime Rate.



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     1.11     "General Intangibles" shall have the meaning ascribed to it in the Inventory and Receivables Schedule to this Agreement.

     1.12 "Inventory" shall have the meaning ascribed to it in the Inventory and Receivables Schedule to this Agreement.

     1.13 "Inventory Commitment" shall mean First Security's commitment to advance up to a maximum of Five Hundred Thousand Dollars ($500,000.00) in support of Borrower's Inventory.

     1.14 "Libor Rate Index" shall mean, that interest rate which is referred to in the most recently published edition of the Wall Street Journal under the "Money Rates" column as the "London Interbank Offered Rate (LIBOR)" of one month maturities. In the event that there is reference to more than one London Interbank Offered Rate or a range of such rates for various markets, the Index shall be the highest rate in the range or the highest of the quoted rates. Said Libor Rate Index shall adjust on a monthly basis and shall remain fixed throughout the entire course of any given month.

     1.15 "Libor Rate" shall mean the rate per annum which is payable by Borrower under the Note evidencing the Accounts Commitment, calculated by adding the applicable interest margin as indicated below in the following table, to the Libor Rate Index at the time of the making of an Advance under the Accounts Commitment.

              Libor Rate      Libor Rate     Libor Rate      Libor Rate
              Index + 3.00%   Index + 3.5%   Index + 4.0%    Index +5.0%

Tangible                        $4,000,000-    $3,750,000-
 Net Worth    >=$4,500,000.00   $4,499,000     $3,999,999   < $3,750,000
Debt to
 Equity Ratio     < = .75       .76 - 1.00     1.01 - 1.50     > 1.5
Debt Service
 Coverage
 (cumulative
 YTD)             > 2.00       1.51 - 2.00     1.10 - 1.50     <1.10

     The applicable margins as indicated above shall be based upon the worst ratio in the matrix. In order to obtain, for instance, the lowest margin or 3.00% above the Libor Rate Index, all of the criteria in that column must have been achieved. If Borrower achieves all but one criterion, and that criterion would indicate a highest pricing in the matrix, then the highest margin would be the applicable margin to be added to the Libor Rate Index for the Accounts Commitment. The above-indicated margins shall be determined, and remain in effect at the beginning of each quarter until the beginning of the following quarter.




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     1.16     "Loan" shall mean either one or both of the Commitments
specified in Section 2 of this Agreement evidenced by a Two Million Dollar ($2,000,000.00) Note, and/or a Five Hundred Thousand Dollars ($500,000.00) Note.

     1.17 "Loan Documentation" shall mean in addition to this Agreement, and the Note, all instruments, collateral assignments, trust deeds, mortgages, other security agreements, other pledge agreements, lien instruments, guaranties, subordinations, financing statements, notices, lien waivers, certificates, certificates of title, applications for certificates of title, environmental indemnities, and all other documents set forth in, contemplated by, or as otherwise required by First Security as a condition to or in connection with the Loan, whether now or hereafter executed, including amendments, extensions, renewals, and substitutions of any of the foregoing.

     1.18    "Maturity Date" shall mean October 24, 1997.

     1.19 "Note" shall collectively refer to a promissory note or notes or other instrument restating the obligations of Borrower to repay the Loan.

     1.20 "Obligations" shall refer to the obligations, indebtedness, covenants and liabilities of Borrower set forth or contemplated in the Loan Documentation, including without limitation any indebtedness resulting from any overdraft on any account with First Security (provided that nothing herein shall be a commitment by First Security to honor overdrafts).

     1.21 "Receivables" shall have the meaning ascribed to it in the Receivables and Inventory Schedule to this Agreement.

     1.22 "Satisfactory Accounts" shall mean only those accounts of Borrower which are eligible to be included within the Borrowing Base and which are more fully defined in the Borrowing Base Schedule to this Agreement.


SECTION 2. AMOUNT AND TERMS OF THE LOAN. Subject to the terms and conditions set forth in this Agreement and the related Loan Documentation, First Security commits to make the following credit facilities available to the Borrower.

     2.1 The Accounts Commitment. The maximum principal amount of the Accounts Commitment shall be Two Million Dollars ($2,000,000.00).

             (a) The Account Commitment shalt be a revolving Loan, with the right of Borrower to repay principal and to reborrow, until the Maturity Date, up to a maximum of the lesser of i) the maximum principal amount of the Accounts Commitment stated above or ii) the Borrowing Base for the Accounts Commitment, (so Long as no default exists under this Agreement).




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             (b)    The Loan shall be evidenced by a Note restating the
obligation of Borrower to repay the Loan and shall:

                    (a) Be payable to the order of First Security at its CommerciaL Loan Accounting Center at P.O. Box 7666, Boise, Idaho 83707-1666.

                    (b) Be stated to be for the principal amount of Two Million Dollars ($2,000,000.00) or the unpaid principal balance due under the Note outstanding from time to time with First Security, whichever is less.

                    (c)     Be stated to mature on October 24, 1997.

                    (d) Be stated to bear interest for each Advance at the Libor Rate.

                    (e) Be stated upon the occurrence of an Event of Default, as is defined in either this Agreement or the Note, to increase the rate charged under the Note by four percent (4.00%) over the rate being charged prior to the occurrence of said Event of Default; provided further, however, that if First Security shall waive in writing or allow a cure of such Event of Default, the interest charged on Advances under the Note shall revert to the non-default rate specified above from and after such waiver or completion of cure (whichever is sooner).

                    (e) Provide for the repayment of the unpaid principal sum, together with accrued and unpaid interest, on the Maturity Date.

     2.2 The Inventory Commitment. The maximum principal amount of the Inventory Commitment shall be Five Hundred Thousand Dollars ($500,000.00).

             (a) The Inventory Commitment shall be a revolving Loan, with the right of Borrower to repay principal and to reborrow, until the Maturity Date, up to a maximum of the Lesser of i) the maximum principal amount of the Inventory Commitment stated above or ii) the Borrowing Base for the inventory Commitment, (so long as no default exists under this Agreement).

             (b) The Loan shall be evidenced by a Note restating the obligation of Borrower to repay the Loan and shall:

                    (f) Be payable to the order of First Security at its Commercial Loan Accounting Center at P.O. Box 7666, Boise, Idaho 83707-1666.



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                    (g)     Be stated to be for the principal amount of Five
                    Hundred Thousand Dollars ($500,000.00) or the unpaid principal balance due under the Note outstanding from time to time with First Security, whichever is less.

                    (h)     Be stated to mature on October 24, 1997.

                    (i) Be stated to bear interest at First Security's Prime Rate plus 2.0%.

     2.3 Payments. All payments shall be made to First Security at the address specified in this Agreement in lawful money of the United States of America. All payments received by First Security shall be applied as follows: first, toward the satisfaction of commitment fees, origination fees, attorneys' fees and costs incidental thereto and to advances made and costs and expenses incurred by First Security or its agent to enforce Borrower's Obligations hereunder and under the Loan Documentation or to preserve the Collateral securing the Obligations; second, toward the reduction of any and all accrued and unpaid interest, including uncollected late charges; third, toward the reduction of unpaid principal; and fourth, to prepayment of Obligations which may arise from any outstanding letters of credit.

     2.4 Accountings. First Security shall provide periodic accountings to Borrower of all payments, collections, applications and borrowings. Borrower shall promptly examine such accountings and borrowings. Borrower shall promptly examine such accountings and shall, after learning of any discrepancy, immediately notify First Security of any discrepancies. Fifteen days after the rendering of such accountings, in the absence of patent demonstrable error pointed out by Borrower in writing within said fifteen day period, the accounting shall be deemed to be conclusive as between First Security and Borrower.

     2.5 Fees. The Borrower shall pay, at the time of the execution of this Agreement, an upfront facility fee of 0.25% for the Accounts Commitment or $5,000.00. In addition Borrower shall at the same time also pay a 1.00% fee for the Inventory Commitment, or $5,000.00.

     2.6 Advances. Borrower agrees that any and all Advances made hereunder shall be for Borrower's benefit whether or not said Advances are deposited to Borrower's account, and that persons other than the undersigned Borrower may have authority to draw against such account. Advances may be made hereunder at the oral or written request of Russ Gentner or David L. Harmon who are hereby authorized to request Advances until written notice of revocation of this authority is received by First Security from Borrower. Advances shall be made to Borrower or for the account of Borrower unless Borrower directs otherwise in writing.

     2.7     Costs and Expenses.  Any and all fees, costs and expenses, of


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whatever kind or nature, including but not Limited to attorneys' fees, filing fees, title insurance premiums, surveys, environmental audits and appraisal fees, incurred by First Security in connection with this Agreement (whether or not the Loan is advanced) shall be borne and paid by Borrower on demand by First Security and until so paid constitute part of the Obligations of Borrower secured by the Loan Documentation and the Collateral and shalt accrue interest at the Note rate or, if applicable, at the default rate. Borrower hereby authorizes First Security to make advances on the Loan, if available, to pay such costs and expenses if First Security, in its sole discretion, chooses to do so.


SECTION 3.  SECURITY.

     3.1 Grant of Interest In Collateral. To secure repayment and performance of the Obligations, Borrower hereby grants, assigns and conveys to First Security a security interest in all of Borrower's right, title and interest, whether now owned or hereafter acquired, in and to those properties, interests and rights that are identified as part of the Collateral in those Schedules that are incorporated herein by Section 8.10.

     3.2 Execution of Loan Documentation. As a precondition to the Loan and as security for the payment and performance by Borrower of all the Obligations, Borrower shall execute and deliver or shall cause to be executed and delivered all Loan Documentation and shall take all actions that First Security may at any time deem appropriate to secure, perfect, protect and enforce the Liens, security interests and rights of First Security granted under this Agreement and the other Loan Documentation.


SECTION 4.  CONDITIONS.

     4.1 Conditions Precedent. First Security shalt not be required to advance funds under this Agreement unless First Security shall have received from Borrower the following:

         (a) Current financial statements in such form as First Security may require;

         (b)      The fully executed Loan Documentation;

         (c) Acceptable lien searches evidencing and insuring that the Loan Documentation creates first priority, perfected encumbrances against the Collateral, subject only to the permitted encumbrances listed on the Permitted Encumbrances Schedule attached hereto and incorporated herein by Section 8.10;




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         (d)      Corporate resolutions and documents, as applicable,
     evidencing the good standing of Borrower and the due and proper execution of the Loan Documentation by authorized representatives;

         (e) Assurances, satisfactory to First Security, that all other conditions and requirements of any applicable commitment Letter have been satisfied; and

         (f) Such other documentation and information that First Security or its counsel may request given the circumstances and terms of the Loan.

     4.2 Rights for Advances Forfeited Upon an Event of Default. First Security shall not be required to make any advance under the Loan if a default or an event of default under the Loan Documentation exists or if an event has occurred that with the passage of time would constitute such a default or event of default.


SECTION 5.  REPRESENTATIONS AND WARRANTIES OF BORROWER.

     To induce First Security to make the Loan, Borrower warrants and represents as follows:

     (1) Legal Compliance. Borrower is in good standing under, and in full compliance with, all applicable laws, codes, rules and regulations under federal, state and municipal authority, including without limitation the proper use, storage, registration and disposal of any hazardous materials.

     (2) Corporate Authority. Borrower has full power, authority and capacity to incur the indebtedness described herein and to execute the Loan Documentation. The person or persons executing this Agreement and the other Loan Documentation on behalf of Borrower are duty authorized to do so.

     (3) No LegaL Bar. The Loan Documentation is in all respects Legal, valid, and binding according to its terms. The execution and performance of the Loan Documentation will not violate any applicable Law, regulation, order, judgment or decree, article of incorporation, bylaw, indenture, contract or agreement that purports to be binding on the Borrower or its assets, and will not result in the creation of any encumbrance on the assets of Borrower except as contemplated by the Loan Documentation.

     (4) Accuracy of Financial Statements. Any financial statements of Borrower heretofore delivered to First Security are true and correct in all respects. The most recent statements given to First Security accurately represent the current financial condition of Borrower, and, since the date of such statements, the business, properties, assets, and liabilities of Borrower have not been adversely affected or changed in any material way.



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     (5)     Validity of Representations.  All written representations
previously made and information previously given by Borrower or Borrower's agents to First Security or its agents remain true and correct.

     (6) No Default. Borrower is not in default under any indebtedness, lease, contract, license, undertaking, or other agreement which will affect the ability of Borrower to perform under any of the Loan Documentation.

     (7) Litigation. There are no existing actions, suits, or proceedings pending or threatened against Borrower or relating to the business, properties, and assets of Borrower that may have an adverse effect upon the financial condition, the business or the assets of Borrower or the Collateral, and no judgment, order, or decree has been rendered which has not been discharged, satisfied, or complied with other than those disclosed to First Security in writing.

     (8) Taxes. Borrower has filed all federal and state income tax returns which are required to be filed (except returns for which extensions have been properly filed) and has paid all taxes, assessments and governmental charges or levies imposed upon Borrower or upon Borrower's income or profits, or upon any property belonging to Borrower, to the extent that such taxes and assessments have become due (except such taxes and assessments that are being contested in good faith by appropriate proceedings diligently prosecuted and that have been disclosed to First Security in writing).

     (9) Title to Properties. Borrower has good title to its assets, including the Collateral and including the properties and assets reflected in the most recent statements given to First Security, and the title to the Collateral is free and clear of all liens and encumbrances except those in favor of First Security and those that may be identified as permitted encumbrances on the Permitted Encumbrances Schedule, if applicable, attached hereto. Borrower at its own expense shall defend First Security's interest in the Collateral.


SECTION 6.  COVENANTS OF BORROWER.

     6.1 Financial Information. Borrower shall promptly furnish First Security, during the term of the Loan, copies of such financial reports and statements as requested by First Security, all prepared in a manner and form and at such times as are acceptable to First Security. Such statements shall, at a minimum, include: (a) Annual audited financial statements to be provided to First Security within ninety (90) days after the end of each fiscal year;
(b) Quarterly financial statements to be provided within thirty (30) days after the end of each quarter; and (c) Monthly Borrowing Base Certificates to be provided within thirty (30) days after the end of each month. Borrower shall also furnish such information regarding the Collateral as may be requested by First Security including, but not Limited to monthly Receivables


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Aging reports and monthly Inventory lists during any month when an Advance has been outstanding under the Inventory Commitment. In addition, Borrower shall provide to First Security within thirty (30) days of each month-end a compliance certificate certifying Borrower's compliance with all the financial covenants made a part of this Agreement.

     6.2 Notices. Borrower shalt promptly give notice to First Security of (a) the occurrence of any default or event of default under any of the Loan Documentation; (b) any litigation, proceedings or event that may have an adverse effect upon the financial condition, the business or the assets of Borrower or the Collateral; (c) any dispute between Borrower and any governmental regulatory body or other party that may interfere with the normal business operation of Borrower or adversely affect the assets of Borrower; (d) any event that might adversely affect the Collateral; and (e) any adverse change in the financial condition of Borrower.

     6.3 Compliance with Law: Maintenance of Existence and Properties. Borrower will:

     (a) duly observe and conform to all requirements of any governmental authorities relative to the conduct of Borrower's business or to Borrower's properties or assets, including without limitation the proper use, storage, registration and disposal of any hazardous materials;

     (b) maintain and keep in full force and effect all licenses and permits necessary to the proper conduct of Borrower's business, including the continuance of Borrower's good standing; and

     (c) pay all obligations and liabilities when due, including without limitation all taxes, assessments and governmental charges or levies imposed upon Borrower or upon Borrower's income or profits, or upon any property belonging to Borrower, and maintain appropriate reserves for the accrual of the same in accordance with generally accepted accounting principles.

     6.4 Records. Borrower will keep proper books and records in which full, true and correct entries (and in a manner acceptable to First Security) will be made of all dealings or transactions relating to its business and activities.

     6.5 Insurance. Borrower will maintain, with financially sound and responsible companies, hazard and liability insurance in such form and in such amounts and against such risks as is customarily carried by companies engaged in the same or a similar business and operating like properties or as requested by First Security and shall provide First Security evidence of such coverage. With respect to the Collateral, such policies shall cover at least the full insurable value of the Collateral, and such policies shall identify First Security as an additional insured and shall include a standard mortgagee clause and/or a lender's loss payable clause, as applicable, in favor of First


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Security.  If Borrower fails to obtain such insurance coverage, First Security may obtain insurance coverage, and any premiums for such insurance shall become part of the Obligations, shall be repaid to First Security on demand, and shall accrue interest at the Note rate or, if applicable, at the default rate.

     6.6 Right to Inspect. Borrower will permit First Security or its agents to inspect the Collateral, corporate books and financial records of Borrower and to discuss the affairs, finances and assets of Borrower with Borrower, all at such reasonable times and as often as First Security may reasonably request.

     6.7 Limitation on Liens. Borrower will not create or suffer to exist any lien or encumbrance on any of the Collateral except (1) liens in favor of First Security; (2) liens for taxes or assessments not yet payable;
(3) mechanic's or materialman's liens arising in the ordinary course of business that are not overdue; (4) deposits or pledges to secure the payment of worker's compensation, unemployment or other social security benefits, or to secure the performance of bids, tenders, contracts (other than for borrowed money), leases, public or statutory obligations, security or appeal bonds or other obligations of a similar nature incurred in the ordinary course of business; (5) liens that may be identified as permitted encumbrances on the Permitted Encumbrances Schedule attached hereto; or (6) liens to which First Security has previously consented in writing. Borrower shall notify First Security in writing immediately upon receipt of notice of the imposition of any lien, levy, attachment or execution on the business or assets of Borrower. Borrower shall cause such liens or other process not permitted by this Section to be satisfied immediately. First Security may discharge such unpermitted liens and encumbrances, and any such amounts shall become part of the Obligations, shall be repaid to First Security on demand, and shall accrue interest as set forth in the Note.

     6.8 Limitation on Obligations of, or Loans to Others. Borrower will not guarantee, endorse or otherwise become surety for the obligations of any other person or entity without the prior written consent of First Security, except with respect to consumer-related obligations and with respect to checks, drafts and similar instruments for deposit or collection in the ordinary course of Borrower's business. Without prior written consent of First Security, Borrower agrees that it will not loan to, or provide credit accommodations to third parties, except as associated with transactions in the ordinary course of business.

     6.9 Limitation on Sale of Assets. Except for sales in the ordinary course of its business, Borrower will not transfer, sell, convey, grant or otherwise convey any right, title or interest in and to any of the Collateral, without the prior written consent of First Security.




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     6.10    Changes in Borrower's Structure.  Borrower shall immediately notify First Security in writing of any change in the Location of Borrower's business or any change in Borrower's name, any change in the key management or ownership of Borrower or any change in the agreements affecting the structure of Borrower or the operation of its business. Without the prior written consent of First Security, Borrower will not become party to or involved in any merger, consolidation or change of form or structure or other like change or acquisition. Borrower shall not redeem or purchase its own stock. Furthermore, Borrower shalt not commingle its funds with any other entity.

     6.11 Financial Covenants. Throughout the course of the Loan and until it is fully and finally paid and no obligation exists on the part of First Security to make further Advances under the Commitment, Borrower agrees to maintain the following:

             (a) A Tangible Net Worth which shall be no less than $3,500,000.00.

             (b) A Debt-to-Equity Ratio which shall not exceed 1.75 to 1.00.

             (c)    A Current Ratio which shall be no Less than 1.50 to 1.00.

             (d) A Debt Service Coverage Ratio (cumulative YTD) which shall be no less than 1.00 to 1.00.

SECTION 7.     DEFAULT AND REMEDIES

     7.1 Events of Default. The occurrence of any of the following shall constitute an event of default under this Agreement (references to "Borrower" in this Section 7.1 shall include each obligor executing this Agreement and each other party to the Loan Documentation):

             (a) Failure to pay when due any principal or interest or other monetary indebtedness under the Obligations;

             (b) Any representation or warranty made by Borrower in the Loan Documentation or in connection with any borrowing hereunder, or in any certificate, financial statement or other statement furnished by Borrower pursuant hereto is untrue in any respect at the time when made;

             (c) Failure of Borrower to observe or perform any of the covenants or agreements contained in the Loan Documentation;

             (d) Any material provisions of the Loan Documentation shall for any reason cease to be in full force and effect;




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             (e)     Borrower shall default on any other obligation owed to
      First Security or other Lender;

             (f) Filing by or against Borrower of a petition in bankruptcy or for any other relief under the Bankruptcy Code, as amended, or under any other insolvency act or law, state or federal, now or hereafter existing, or any action by Borrower indicating Borrower's consent to, approval of, or acquiescence in, any such petition or proceeding; the application by Borrower, or the consent or acquiescence of Borrower to the appointment of a receiver or trustee for Borrower or for all or a substantial part of Borrower's property; the making by Borrower of an assignment for the benefit of creditors under state law; or the admission of Borrower in writing of Borrower's inability to pay Borrower's debts as they mature;

             (g) The involuntary appointment of a receiver or trustee for Borrower or for all or a substantial part of Borrower's property; or the issuance of a warrant of attachment, execution or similar process against any substantial part of the property of Borrower;

             (h) All or any substantial part of the property of Borrower shall be sold, assigned, transferred, or shall be condemned, seized or otherwise appropriated, or custody or control of such property shall be assumed by any governmental agency or any court of competent jurisdiction at the instance of any governmental agency;

             (i) The occurrence of any adverse change in the financial condition of Borrower or the status of the Collateral deemed material by First Security;

             (j) First Security shall for whatever reason cease to have the priority of liens and security interests in any item of Collateral or any other lienhoLder commences to foreclose or take any other action against any item of Collateral; or

              (k)     First Security deems itself insecure.

      7.2     Remedies.  If any of the events set forth in Section 7.1 occurs:

              (a) First Security may (i) terminate any obligation to make further Advances under the Loan; (ii) declare the entire Obligations outstanding hereunder to be immediately due and payable, whereupon the principal amount of the outstanding Loan, together with accrued interest thereon, shall become immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived, anything contained herein or in the Note to the contrary notwithstanding; and/or (iii) proceed to enforce any of its remedies under the Loan Documentation, including this Agreement.


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              (b)     First Security may, in its sole discretion and for its
      sole account, advance such sums and costs and take such other steps as it may deem necessary or advisable to protect the Collateral. All sums advanced or paid by First Security for such purposes shall accrue interest at the Note rate or, if applicable, at the default rate and shall be payable by the Borrower to First Security on demand, as loans from First Security to the Borrower under this Agreement, and shall be part of the Obligations.

              (c) First Security may, at its sole option, without demand and upon such notice as may be required by law, and irrespective of negative consequences to Borrower or any other party to the Loan Documentation, do any one or more of the following: (i) require Borrower to assemble the Collateral and make it available to First Security at a place designated by First Security; (ii) immediately take possession of the Collateral wherever it may be found, using all necessary and lawful actions to do so, and Borrower waives all claims to damages due to or arising from or connected with any such taking; (iii) proceed in the foreclosure of this Agreement and sell all the Collateral in any manner permitted by law or provided for herein; (iv) sell the Collateral at public or private sale with or without having said Collateral at the place of sale and upon terms and in such manner as First Security may determine, with Borrower agreeing that if notice of such a sale is required by law, a ten (10) day notice period shall be commercially reasonable unless a shorter time period is permitted by law or the Loan documentation; (v) complete the processing of any of the Collateral or repair or recondition any of the Collateral to such extent as First Security may deem advisable, and any sums expended therefor by First Security shall be repaid by Borrower and be part of the Obligations; (vi) take possession of Borrower's premises to complete such processing, repairing and reconditioning, using the facilities and other property of Borrower to do so, to store any of the Collateral subject to First Security's security interest and to conduct any state as provided for herein, all without compensation to Borrower; (vii) sell, in one or more sales, at public or private sale, for such price as it may deem fair, any or all of the Collateral; and (viii) be the purchaser of any of the Collateral so sold and hold the same thereafter in its own right, absolutely free from any claims or rights of Borrower.

             The net proceeds of any sale as hereinbefore described shall be applied against the amount owed on the Obligations in such order as First Security may elect. Borrower shall forthwith pay to First Security any deficiency upon demand. Demand of performance, advertisement and presence of property at sale are hereby waived, and First Security is hereby authorized to sell hereunder any evidence of debt it may hold as security for the Obligations. All demands and presentments of any kind or nature are expressly waived by Borrower. Borrower hereby waives any right to require First Security to proceed against any Collateral. Borrower waives the right to require First

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      Security to pursue any other remedy for the benefit of Borrower and agrees that First Security may proceed against Borrower for the amount of the Obligations owed by Borrower to First Security without taking any action against any other party and without setting or otherwise proceeding against or applying any Collateral. Borrower authorizes First Security, at its option, to apply toward the payment of the Obligations all balances of any deposit account in the name of Borrower held by First Security.

              (d) First Security may exercise and enforce with respect to the Collateral any and all other rights and remedies available on default to a secured party under the Loan Documentation, the Uniform Commercial Code or other applicable law.

No remedy given to First Security in the Loan Documentation is intended to be exclusive of any other available remedy or remedies, but each and every such remedy shall be cumulative and shall be in addition to any other remedy given under the Loan Documentation or now or hereafter existing at law or in equity or by statute.

      7.3 Borrower's Cooperation. The Borrower agrees to cooperate with First Security in effectuating First Security's rights notwithstanding any unanticipated inability of Borrower to pay the Loan or otherwise perform the Obligations.


SECTION 8.  MISCELLANEOUS.

      8.1 Time is of the Essence. Single Action Shall Not Preclude Other Actions. Time is of the essence of this Agreement. No advance under the Loan shall constitute a waiver of any of the conditions to First Security's obligation to make further advances, nor, in the event Borrower is unable to satisfy any such condition, shall any failure on First Security's part to immediately enforce its remedies have the effect of precluding First Security from thereafter declaring such inability to be an event of default under this Agreement. No failure or delay on the part of First Security in exercising any right, power or privilege hereunder or under the Loan Documentation shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege hereunder or thereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The consent or approval by First Security to or of any subsequent act. The rights and remedies herein provided are cumulative and not exclusive of any rights or remedies provided by law.

      8.2 Payment for Fees and Expenses. Borrower shall pay all attorneys' fees, paralegal fees, costs, including without limitation costs of appraisals, environmental audits and evidences of title, and other expenses incurred by First Security in the enforcement of its rights hereunder and the


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other Loan Documentation, whether any default is ultimately cured or First
Security is obligated to pursue its remedies hereunder, including such expenses incurred before legal action, during the pendency of any such legal action, during the enforcement of First Security's rights in any bankruptcy or insolvency proceedings, and continuing to all such expenses in connection with any appeal to higher courts arising out of matters associated herewith. Until so paid, all such fees, costs, and expenses shall constitute part of the obligations of Borrower secured by the Loan Documentation and the Collateral and shall accrue interest at the Note rate or, if applicable, at the default rate.

      8.3 Indemnification. Borrower hereby agrees to indemnify and hold harmless First Security, its directors, officers and employees from any and all liability, expense, costs, charges or assessments, including attorneys' fees and expenses, with respect to hazardous or toxic substances or waste handling, disposal, storage, repairs or cleanup, whether incurred or imposed pursuant to local, state or federal taw. Borrower also agrees to indemnify and hold harmless First Security, its directors, officers and employees from and against any and all liability, expense, damage, demands, claims and lawsuits, including attorneys' fees and expenses, arising out of this Agreement or the other Loan Documentation or in connection therewith, unless arising from First Security's willful misconduct.

      8.4 Integration. In addition to this Agreement and the other Loan Documentation, this finance transaction may include closing documentation such as resolutions, waivers, notices, acknowledgments, statements, closing or escrow instructions, loan purpose statements, and other documents that First Security may customarily use in closing such transactions. Such additional documents are incorporated herein by this reference. The Loan Documentation and the closing documents to which this Section refers, as applicable, express, embody and supersede any previous understandings, agreements or promises (whether oral or written) with respect to this finance transaction, and said documents represent the final expression of the agreement between First Security and Borrower, the terms and conditions of which cannot hereafter be contradicted by any oral understanding not reduced to writing and identified above. This Section shall govern in the event it is inconsistent with any similar provision in any other Loan Documentation.

      8.5 Notices. Any notice required by any Loan Documentation will be deemed effective if personally delivered to the party to which notice is being given, or, in the alternative, on the date such notice is placed, first-class mail, in the U.S. Mail addressed to the party to which notice is being given, at such address as is set forth below. In the event another agreement constituting part of the Loan Documentation sets forth a notice procedure, such procedure shall govern for purposes of that document and thus supersede the terms of this Section if inconsistent.

      8.6 Survival of Representations and Warranties: Successors and Assigns. All representations and warranties made in this Agreement and the

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Note and in any certificates delivered pursuant hereto and thereto shall survive the execution and delivery of this Agreement and the making of the Loan hereunder and shalt survive payment of the Loan. This Agreement shall be binding upon and inure to the benefit of Borrower and First Security and their respective successors and assigns, except that the Borrower may not assign or transfer its rights hereunder without the written consent of First Security. It is understood that First Security may sell the Loan and its interests under the Loan Documentation without the need for Borrower's consent and may procure other lenders to participate in the Loan, and First Security may issue participation certificates to such other tenders.

      8.7 Other Documentation: Separability. Borrower agrees to execute any other documentation and provide such other information and documentation as First Security may reasonably require. Any provision of this Agreement or any other constituents of the Loan Documentation, which may be found to be invalid, shalt be deemed separable and shall not invalidate the remainder of the provisions. No third party shall, under any circumstances, be deemed to be a beneficiary under the Loan Documentation or any condition set forth therein. Nothing in the Loan Documentation shall create a partnership or joint venture between First Security and Borrower.

      8.8 Counterparts; Construction. This Agreement may be signed in any number of counterparts, each of which shall be deemed an original, and such counterparts together shall constitute one and the same instrument. This Agreement and the other Loan Documentation shall be governed by, and construed and interpreted in accordance with, the laws of the State of Utah. If Borrower is not a resident of the State of Utah, Borrower hereby consents to the jurisdiction of the courts of the State of Utah to enforce this Agreement and the other Loan Documentation.

      8.9 Joint and Several. The obligations of Borrower under the Loan Documentation, including warranties and representations, shall be joint and several.

      8.10 Additional Terms. This Agreement incorporates by reference all additional terms set forth in the following Schedules attached hereto:

    /X/ Inventory and Receivables Schedule     /X/  Borrowing Base Schedule
    / / Permitted Encumbrance Schedule         / /  --------------------------

Unless the context otherwise requires, the terms in the Schedules shall have the meanings set forth in this Agreement and other terms which are defined in








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the Uniform Commercial Code shall have the meanings set forth therein.

    DATED this 24th day of October, 1996.

                                 BORROWER:

                                 Gentner Communications Corporation

                                 By:-----------------------------------
                                     David L. Harmon
                                 Its:  Vice President

                                 Address:  1825 Research Way
                                           Salt Lake City, Utah 84119

                                 FIRST SECURITY:

                                 First Security Bank, N.A.


                                 By:-----------------------------------------
                                     D. Kevin Imlay
                                 Its:  Vice Presidnet

                                 Address:  Commercial Banking Division
                                           15 East 100 South 2nd Floor
                                           Salt Lake City, Utah  84111

                 INVENTORY AND RECEIVABLES SCHEDULE TO COMMERCIAL
                           CREDIT AND SECURITY AGREEMENT

     (a) The term "Collateral" shall include without limitation the following (check the applicable box(es)):

             /X/  All inventory (as defined below)

            /X/   All Receivables (as defined below)

whether now owned or hereafter acquired or arising, together with all products and proceeds therefrom (including without limitation proceeds of insurance policies insuring any Collateral against loss by theft, casualty or otherwise). Collateral shall also include any substitutions for, accessions and modifications to and other additions and replacements for any of the Collateral and any other rights or interests arising out of or in connection with any of the Collateral. Collateral shall also include all records, accountings, reports, papers and documents relating to any of the Collateral, including all computer records, data programs, software, disks, etc., relating to or arising out of or used in connection with any of the Collateral.


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     (b)     The term "General Intangibles" shall have the meaning specified in the Uniform Commercial Code, including without limitation all patents, patent applications, copyrights, licensing agreements, trademarks, trademark applications, licenses, permits, goodwill, intellectual property, customer lists, chooses in action, contracts and contract rights, whether now owned or hereafter acquired and wherever located.

     (c) The term "Inventory" or "Inventories" shall have the meaning specified in the Uniform Commercial Code, and shall include without limitation all raw materials, stock in trade, finished goods, goods in process, parts, supplies, tools, farm products (as defined in the Uniform Commercial Code), all of Borrower's right as the seller of goods under the Uniform Commercial Code, and all Inventory which may be returned or repossessed, whether now owned or hereafter acquired or created and wherever located. "Inventory" or "Inventories" shall include all General Intangibles related to or arising from the ownership, manufacturing, processing, storing, shipping or distribution of any of the foregoing.

     (d) The term "Receivables" shall mean any and all of Borrower's accounts (as defined in the Uniform Commercial Code) and any and all rights of any kind of Borrower to payment from a third party, including without limitation all instruments, executory contract rights, contract rights, chattel paper, documents, tax refunds and any and all General Intangibles relating to or arising from Borrower's goods or services and Borrower's operations.

Receivables shall also include all ledger sheets, files, records and documents relating to the same, including but not limited to invoices, purchase orders, contracts, etc. For purposes hereof, any person, party or entity obligated in any way to Borrower on any of the Receivables shall be referred to herein as an "account debtor" or collectively as "account debtors".

     (e) If the Collateral includes Receivables, Borrower shall fully cooperate and act at First Security's discretion and direction in giving notices, assurances or other information to account debtors of the assignment to First Security and in turning over receipts to First Security. Upon request, any and all instruments, documents or other writing constituting or evidencing any Receivable shall be delivered to First Security. All payments made by or on behalf of account debtors on any Receivables shall be deemed to be received and held by Borrower in trust for First Security, provided that unless and until an event of default under this Agreement has occurred, Borrower may utilize such funds in its business operations.

     (f) If the Collateral includes Receivables, First Security is entitled to receive all payments made by or on behalf of account debtors on Receivables. Whether or not an event of default has occurred, First Security shall be entitled, at its sole option and discretion and at any time, to



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require one or more of the following procedures:

             (i) All receipts shall be deposited with First Security or endorsed for such deposit in an account that shall bear the name of Borrower and shall be designated as a "bancontrol" account under the full control of First Security, with Borrower having no drafting or withdrawal rights. Notwithstanding the foregoing, so long as no event of default shall be existing, First Security shall on a periodic basis, determined by it, transfer funds from the bancontrol account to an operating account of Borrower at First Security. Borrower hereby grants a security interest in that account and the funds therein as further security for performance of the Obligations.

             (ii) Notice shall be given to one or more of the account debtors that the Receivables have been assigned to First Security and that payments thereon are to be made directly to First Security, Borrower agreeing to sign and acknowledge any such notice. So long as no event of default shall have occurred, funds so collected may be applied against the Obligations, subject to any right of Borrower to reborrow funds under the provisions of this Agreement.

             (iii) Account debtors shall be notified by Borrower that payments be sent to a post office box designated by First Security as a "lock box". That post office box shall be under the exclusive ownership and control of First Security, and Borrower shall have no access or rights to its contents. So long as no event of default shall have occurred, funds so collected may be applied against the Obligations, subject to any right of Borrower to reborrow funds under the provisions of this Agreement.

In the event First Security elects one or more of the procedures set forth in subsection (f)(i) through (iii) above, all monies and remittances in any form received by Borrower shall be kept by Borrower separate and apart from any other monies or property in the possession of Borrower and shall be transmitted immediately to First Security.

Borrower shall cooperate in executing, delivering and otherwise giving necessary notices in assuring that the foregoing procedures are fully implemented. Borrower hereby constitutes First Security its attorney-in-fact for all purposes necessary for implementation of any of the above procedures, with full authority to endorse and negotiate instruments, make collections, give notices and otherwise act to implement any of those procedures mentioned. Borrower hereby expressly authorizes First Security to make direct contact with account debtors for purposes of verifying the character, amount, enforceability and status of Receivables. Such verification process may be accomplished directly by First Security or through any officer, agent, contractor or employee of First Security. If an event of default has occurred, First Security may settle or adjust all disputes or claims directly with the account debtors with respect to any Receivables and may compromise or extend the time of payment for any Receivables on such terms and conditions as

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First Security may determine without affecting the liability of Borrower hereunder.

      (g) Borrower hereby irrevocably appoints First Security, or any person designated by First Security, its true and lawful attorney-in-fact to receive, open and dispose of all mail addressed to Borrower, to endorse the name of Borrower on any notes, acceptances, checks, drafts,money orders or other remittances, to endorse the name of Borrower on any invoice, freight or express bill or bill or lading, storage receipt, warehouse receipt or other instrument or document in respect to any account or invoice, to sign the name of Borrower to drafts against account debtors, assignments or verifications of Collateral and notices to account debtors, to station a representative of First Security on the premises of Borrower for the purpose of taking any of the actions described in this paragraph, including but not limited to taking possession books and records relating to the Collateral, and to do all other acts and things necessary to carry out the intent of this Agreement. The authority herein granted First Security shall remain in full force and effect until all the Obligations have been paid and discharged in full.

      (h) Borrower agrees that all Inventory now owned or subsequently acquired by it shall be kept in (or shall be in transit to or from) the state of Utah. Borrower may keep inventory in any other state only if (i) it shall have given First Security prior written notice of its intention to keep inventory in that other state, clearly describing such new location and providing such other information in connection therewith as First Security may reasonably request, and (ii) with respect to such new location, Borrower shall have taken all actions satisfactory to First Security to cause the security interest in the Inventory granted hereby to be and continue at all times fully perfected and in full force and effect.

     (i) Borrower shall notify all, warehouses, issuers of warehouse receipts, and issuers of negotiable bills of lading or other documents of title relating to any of the Inventory concerning the security interest granted hereby to First Security, and, if requested by First Security, Borrower shall make arrangements to have all warehouse receipts, negotiable bills of lading, and other documents of title relating to any of the Inventory delivered into First Security's possession for purposes of protecting First Security's interests hereunder. Borrower agrees to take all such further actions as First Security may deem necessary to protect and perfect First Security's security interest in any of the Inventory that might be in transit or storage at any time.

                  BORROWING BASE SCHEDULE TO COMMERCIAL CREDIT
                            AND SECURITY AGREEMENT

1. The amount of the outstanding Loan shall at no time exceed the "Borrowing Base." Borrower agrees that if at any time First Security determines that the aggregate outstanding principal amount of either


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       Note, which includes the face amounts of all outstanding letters of credit, exceeds the Borrowing Base, Borrowers shall immediately prepay, together with accrued interest to and including the date of prepayment, an amount equal to such excess. Failure to prepay immediately such amounts shall constitute an event of default.

2. The "Borrowing Base" for the Accounts Commitment shall mean a figure obtained by multiplying seventy-five percent (75%) times the dollar amount of "Satisfactory Accounts" of Borrower.

       The "Borrowing Base" for the Inventory Commitment shall mean a figure obtained by multiplying twenty-five percent (25%) times the dollar amount of "Eligible Inventory" of Borrower.

3. "Inventory" shall have the meaning designated in the Inventory and Receivables Schedule to Commercial Credit and Security Agreement.

4. "Eligible Inventory" shall mean all Inventory in which First Security has been given a security interest (valued at the lower of cost or market) that can be physically inspected by First Security or by an agent appointed by First Security or as otherwise determined by First Security, excluding: (i) Inventory received for sale on consignment, delivered to another for sale on consignment, or subject to vendor's rights of reclamation; (ii) Inventory for which payment has not or will not be made in the ordinary course to the vendor thereof; (iii) Inventory that is subject to any lien (except those of First Security);
       (iv) used Inventory; (v) work-in-process; and (vi) Inventory determined by First Security to be unsuitable for inclusion in the Borrowing Base.

5. "Accounts" shall have the meaning designated for "Receivables" in the Inventory and Receivables Schedule.

6. "Satisfactory Accounts" shall mean all Accounts in which First Security has been given a security interest except: (i) Accounts that are 90 days past invoice (unless otherwise affirmatively approved by First Security in writing); (ii) Accounts where the account debtor is not incorporated in, or is otherwise not resident in, the United States of America; (iii) Accounts any part of which is unearned (including rental payments not yet due or contracts not yet performed); (iv) Accounts which have been rewritten or the original terms of which have otherwise been modified to cure any delinquency or default; (v) Accounts not arising out of the sale of goods and services in the ordinary course of business (sales of equipment, sales of Accounts and/or sales of real property shall not be considered to be sales conducted in the ordinary course of business); (vi) tax refunds applied for but not received;
       (vii) Accounts on which the account debtor is an affiliate; (viii) Accounts all or any part of which is subject to an existing counterclaim, setoff or defense being asserted by the account debtor.


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       (ix) Accounts with respect to which the extension of credit to the account debtor is not deemed by First Security in its reasonable discretion to be in accordance with sound credit practice by reason of, including but not limited to, the unsatisfactory credit history of the account debtor, or the excessive amount of the credit extended, or the unsatisfactory documentation or collateralization of the indebtedness, or the unsatisfactory financial condition of the account debtor; (x) Finance Charges; (xi) Accounts the terms and conditions of which are subject to any other default which is continuing; (xii) Accounts of an account debtor of which fifty percent (50%) or more, by outstanding principal amount, with the Borrower are not Satisfactory Accounts for any other reason stated in this definition of Satisfactory Accounts or
       (xiii) Accounts which are deemed by First Security for any other reason not to be satisfactory for inclusion in the Borrowing Base. If the United States Government is the account debtor, such Accounts (assuming they meet all other eligibility requirements) shall be included in the Borrowing Base only if all notices of the assignment in favor of First Security have been given as required by federal law.

7. As long as any Obligations are outstanding under the Agreement, Borrower shall certify and deliver to First Security a Borrowing Base Certificate, in the form attached hereto or provided by First Security within thirty (30) days after the end of each month, certifying the Borrowing Base as of the end of that period. Any certificate supplied shall be accompanied by such supporting documentation, data and information as shall be reasonably required by First Security showing the accuracy of the representations made. Such supporting materials shall include explanations and data for valuation of Inventory shown on the Borrowing Bass Certificate. In establishing the value of Inventory or in assessing the status of Accounts for inclusion in the Borrowing Base, First Security may consult such sources and undertake such analysis or appraisal as it deems necessary. Any calculation of the Borrowing Base and the conclusions of First Security as to valuation and inclusion for Borrowing Base purposes shall be final and conclusive. First Security shall have the right at any time in the future to require Borrower to provide First Security a more frequent Borrowing Base Certificate if First Security determines that such is necessary to obtain sufficient information to calculate the amounts of the Borrowing Base on a current basis.
                          FIRST SECURITY BANK, N.A.
                           ACCOUNTS REVOLVING NOTE

Date:              October 24, 1996

Note No.           0023791 - 9001





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Borrowers:         Gentner Communications Corporation
                   1825 Research Way
                   Salt Lake City, UT 84119

Principal Amount:  Two Million Dollars ($2,000,000.00)


     FOR value received, Gentner Communications Corporation (the "Borrower") promises to pay to First Security Bank, N.A. ("First Security"), or to its order, the total principal amount of Two Million Dollars ($2,000,000.00), or such other amount then outstanding on this Revolving Note ("Note"), together with interest as stated below, in lawful money of the United States of America.

INTEREST:

     INTEREST on the outstanding unpaid principal balance, shall be calculated on the following basis, until the occurrence of an Event of Default or until said principal balance is paid in full:

     Variable Rate:

     The interest on this Note shall be calculated as a variable rate which shall accrue at various increments above the Libor Rate Index defined in the Commercial Credit and Security Agreement (the "Credit Agreement") executed of even date with this Note (the "Libor Rate") until paid; The Libor Rate will be adjusted on a monthly basis, and the interest payable on this Note will continue to fluctuate at an increment above the Libor Rate Index as is specified in the Credit Agreement. Any changes in the interest rate under this Note shall become effective without prior notice, on the date on which the Libor Rate Index changes.

     Notwithstanding the foregoing, upon the occurrence of an Event of Default, as is defined in either this Note, or the Credit Agreement, the interest charged on the Note shall be increased by four percent (4.00%); provided further, however, that if First Security shall waive in writing or allow a cure of such Event of Default, the interest charged under the Note shall revert to the non-default rate specified above from and after such waiver or completion of cure (whichever is sooner).

     THE actual interest to be charged under this Note shall be calculated daily on the outstanding balance on a 360 day base year. Should the rate of interest as calculated exceed that allowed by law, the applicable rate of interest will be the maximum rate of interest lawfully allowed.

     INTEREST on this Note is payable monthly, on the 24th day of each month, commencing on November 24, 1996.



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     THE principal amount outstanding on which the interest rate shall be charged shall be determined from First Security's records, which shall at all times be conclusive.

PAYMENT SCHEDULE:

     THE principal amount outstanding on this Note (together with all accrued and unpaid interest and other amounts owing under this Note) shall be due and payable in full on October 24, 1997.

     PRINCIPAL and interest shall be payable at the Commercial Loan Accounting Center at P.O. Box 7666, Boise, Idaho 83707-166 [sic], or at such other place as the holder of this Note may designate. At First Security's option, payments received on the Note may be applied first toward the satisfaction of commitment fees, origination fees, late fees, attorneys' fees and costs incidental thereto, all as more fully described in the Credit Agreement, second to accrued interest with the remainder (if any) applied to the principal.

     If First Security has not received the full amount of any payment, whether of principal or interest or both, by the end of fifteen (15) calendar days after the date such payment is due under the Note, including the balance due at maturity, Borrower will pay a late charge to First Security in the amount of five percent (5%) of the unpaid amount of the overdue payment or $1,000.00, whichever is lesser. Borrower agrees(s) to pay the late charge promptly, but only once on each late payment.

     THIS Note is a revolving promissory note and evidences the Accounts Commitment described in the Credit Agreement and is entitled to the benefits and covenants set forth in said Credit Agreement. This Note is a revolving line of credit not to exceed the lesser of the maximum principal amount stated above or the Accounts Commitment Borrowing Base at any one time. The amount outstanding on this Note at any specific time shall be the total amount advanced by First Security, plus the outstanding amount of to the release of any collateral or part thereof and the release of any surety, with or without substitution.

                                            BORROWER

                                            Gentner Communications Corporation


                                            By:  /s/ David L. Harmon
                                             -------------------------------
                                            Its: Vice President





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                      FIRST SECURITY BANK, N.A.
                      INVENTORY REVOLVING NOTE

Date:              October 24, 1996

Note No.           0023791 - 9002

Borrowers:         Gentner Communications Corporation
                   1825 Research Way
                   Salt Lake City, UT 84119

Principal Amount:  Five Hundred Thousand Dollars ($500,000.00)



     FOR value received, Gentner Communications Corporation (the "Borrower") promises to pay to First Security Bank, N.A. ("First Security"), or to its order, the total principal amount of Five Hundred Thousand Dollars ($500,000.00), or such other amount then outstanding on this Revolving Note ("Note"), together with interest as stated below, in lawful money of the United States of America.

INTEREST:

     INTEREST on the outstanding unpaid principal balance, shall be calculated on the following basis, until the occurrence of an Event of Default or until said principal balance is paid in full:

     Variable Rate:

          The interest on this Note shall be calculated as a variable rate which shall accrue at two percentage points (2.00%) above First Security's Prime Rate until paid; said interest rate being a total of 10.25% on the date of this Note. First Security's Prime Rate may change from time to time, and the interest payable on this Note will continue to fluctuate at the same increment above the Prime Rate as stated above.
     Any changes in the interest rate under this Note shall become effective without prior notice, on the date on which First Security's Prime Rate changes. First Security's Prime Rate is its announced rate of interest used as a reference point from which it may calculate the cost of credit to customers. It is subject to change from time to time. First Security may make loans bearing interest above, at, or below its Prime Rate.

     Notwithstanding the foregoing, upon the occurrence of an Event of Default, as is defined in either this Note, or the Commercial Credit and Security Agreement executed of even date herewith (the "Credit Agreement") , the interest charged on the Note shall be increased by four percent (4.00%); provided further, however, that if First Security shall waive in writing or


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allow a cure of such Event of Default, the interest charged under the Note shall revert to the non-default rate specified above from and after such waiver or completion of cure (whichever is sooner).

     THE actual interest to be charged under this Note shall be calculated daily on the outstanding balance on a 360 day base year. Should the rate of interest as calculated exceed that allowed by law, the applicable rate of interest will be the maximum rate of interest lawfully allowed.

     INTEREST on this Note is payable monthly, on the 24th day of each month, commencing on November 24, 1996.

     THE principal amount outstanding on which the interest rate shall be charged shall be determined from First Security's records, which shall at all times be conclusive.

PAYMENT SCHEDULE:

     THE principal amount outstanding on this Note (together with all accrued and unpaid interest and other amounts owing under this Note) shall be due and payable in full on October 24, 1997.

     PRINCIPAL and interest shall be payable at the Commercial Loan Accounting Center at P.O. Box 7666, Boise, Idaho 83707-166 [sic], or at such other place as the holder of this Note may designate. At First Security's option, payments received on the Note may be applied first toward the satisfaction of commitment fees, origination fees, late fees, attorneys, fees and costs incidental thereto, all as more fully described in the Credit Agreement, second to accrued interest with the remainder (if any) applied to the principal.

     If First Security has not received the full amount of any payment, whether of principal or interest or both, by the end of fifteen (15) calendar days after the date such payment is due under the Note, including the balance due at maturity, Borrower will pay a late charge to First Security in the amount of five percent (5%) of the unpaid amount of the overdue payment or $1,000.00, whichever is lesser. Borrower agrees(s) to pay the late charge promptly, but only once on each late payment.

     THIS Note is a revolving promissory note and evidences the Inventory Commitment described in the Credit Agreement and is entitled to the benefits and covenants set forth in said Credit Agreement. This Note is a revolving line of credit not to exceed the lesser of the maximum principal amount stated above or the Inventory Commitment Borrowing Base at any one time. The amount outstanding on this Note at any specific time shall be the total amount advanced by First Security, plus the outstanding amount of any undrawn letters of credit, less the amount of principal payments made from time to time, plus any interest due and payable.


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ADVANCES:

     Borrower agrees that any and all Advances made hereunder shall be for Borrower's benefit whether or not said Advances are deposited to Borrower's account, and that persons other than the undersigned Borrower may have authority to draw against such account. Advances may be made hereunder at the oral or written request of Russ Gentner or David L. Harmon who are hereby authorized to request Advances until written notice of revocation of this authority is received by First Security from Borrower. Advances shall be made to Borrower or for the account of Borrower unless Borrower directs otherwise in writing.

SECURITY:

     THIS Note is secured by all of Borrower's Inventory, Receivables, and General Intangibles as are more fully described in the Credit Agreement.

     IF Borrower fails to make any scheduled payment on this Note when due or otherwise defaults in any other obligations imposed by this Note, or by the Credit Agreement, or any document which may now or hereafter secure this Note, or is executed in connection with this Note, First Security, at its option, may declare immediately due and payable all amounts outstanding under this Note, and any other liabilities of Borrower to First Security, direct or indirect, absolute or contingent, now existing or hereafter arising. First Security shall have the right of offset against any and all accounts or property of Borrower held by First Security. Borrower shall pay all costs and expenses incurred by First Security or by any other holder of this Note in connection with any failure to pay or other default of Borrower, including attorney's fees, collection costs, court costs, and costs on appeal, whether incurred before or after judgment, and whether or not litigation or suit is commenced.

     THIS Note is to be construed under the laws of the State of Utah.

     THE makers, sureties, guarantors and endorsers of this Note jointly and severally waive presentment for payment, protest, notice of protest, and notice of non-payment of this Note, and consent that this Note or any payment due under this Note may be extended or renewed without demand or notice, and further consent to the release of any collateral or part thereof and the











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release of any surety, with or without substitution.

                                BORROWER

                                Gentner Communications Corporation


                                By:   /s/   David L. Harmon
                                   -------------------------------
                                Its: Vice President